Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2023, relating to the consolidated financial statements of Eastern Energy Gas Holdings, LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Eastern Energy Gas Holdings, LLC and subsidiaries for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

December 15, 2023